Exhibit 99.1

DALLAS, TEXAS October 21, 2009 — CornerWorld Corporation [OTCBB: CWRL] (“CornerWorld” or the “Company”) CEO Scott Beck issued a letter to shareholders, investors and other interested parties today, providing an update on the Company’s progress. The letter reads as follows:

To our Shareholders, Investors and other interested parties:

As the 2009 calendar year quickly nears its end, progress continues at CornerWorld and its wholly owned subsidiaries, the Enversa Companies (“Enversa”) and Woodland Holdings (“Woodland”) which includes RANGER Wireless Solutions (“RANGER”). It has already been over a year since our company purchased Enversa and nearly eight months since our acquisition of Woodland. Since then, we have worked diligently to integrate our portfolio of assets and develop our vision for the future of CornerWorld.

This month, I am pleased to share the following highlights:

Project Pipeline

With the integration of our two portfolio companies complete, CornerWorld has quickly moved to optimize those assets. We continue to use our marketing arm, Enversa, to increase the awareness of and find new uses for RANGER. To this end, we have been working to ensure that our executives from Enversa visit our Woodland office—and vice versa. To date, nearly all of our executive management team members have visited their counterpart office. These trips are already resulting in synergistic thinking from our leaders that we hope will quickly translate into new business opportunities and efficiencies.

Additionally, we have obtained approval from the various regulatory authorities to obtain the final licensing necessary to consummate the transactions contemplated by our Unit Purchase Agreement (the “UPA”) with the selling shareholder of Woodland. Consummation of the UPA is the next step in the Company’s efforts to deliver a bundled package of voice, television and Internet services over fiber optic and other networks. Our preliminary efforts have received favorable responses from our pool of test customers.

Financial Update

As noted in previous letters, subsequent to our acquisitions the Company moved quickly to implement a single general ledger platform and to centralize all accounting and treasury functions. The Company is beginning to see the benefits of these efforts, as we are now consolidating and closing the Company’s financial records on a monthly basis and reporting operating results to the executive management team and the Board of Directors.

611 Roaming Service Reports Strong Call Activity in August

As of the end of September, RANGER had processed 11,300,724 calls for all of 2009 pursuant to our 611 Roaming Service™ patent. During the month of September, 1,133,776 calls were handled, marking the 31st straight month we have exceeded one million calls. Compared to 2008, RANGER averaged in September over 430 more calls per day in 2009. With three months left in calendar year 2009, RANGER is well on track to have its fourth straight calendar year of at least 13 million calls.

From a geographic perspective, the highest call volumes in September originated in Pennsylvania, Texas, Georgia, New York and California. For the month, the highest volumes of traffic occurred from 4:00 to 5:00 pm EST, with Fridays tracking the highest volumes. This included Friday Sept 4, 2009, which tracked the highest single day volume of the month with 44,098 calls.

Enversa Continues Strong Sales Efforts

On the sales front, Enversa’s educational campaigns have also proved extremely popular. In September alone, they have started approximately 20 new programs within the campaign while signing five new clients. Additionally, Enversa is contracted through August of 2010 to be the exclusive reseller of the run-of network inventory for education providers on Salary.com. Toward the end of September, Enversa began leveraging this partnership for its existing university clients. The initial results are already returning significantly higher click-through rates than the industry average.

It is an exciting time to be a CornerWorld shareholder and employee. Once again, thank you for your continued support of CornerWorld. We look forward to sharing more exciting news with you in the coming months.

Sincerely,

Scott N. Beck

Chairman of the Board and Chief Executive Officer

About CornerWorld Corporation

CornerWorld Corporation is a marketing and technology services company creating opportunities from the increased accessibility of content across mobile, television and internet platforms. The key asset is the patented 611 Roaming Service™ from RANGER Wireless Solutions®, which generates revenue by processing calls from roaming wireless customers and seamlessly transferring them to their service provider. CornerWorld has offices in Dallas, Texas, Holland, Michigan and New York, New York.

CornerWorld trades as an Over the Counter Bulletin Board stock under the ticker CWRL. More information regarding CornerWorld is available to investors via the Investor Relations page of the company’s web site at www.cornerworld.com.